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                                                                  Exhibit (6)(a)

                          AMENDED AND RESTATED CHARTER
                                       OF
                         NATIONAL LIFE INSURANCE COMPANY



         WHEREAS, the National Life Insurance was created and chartered by an act of the General Assembly of the State of Vermont, approved November 13, 1848, and incorporated by The Hon. Henry Clay of Kentucky, Hon. Amos Abbott of Massachusetts, Hon. Robert P. Dunlap of Maine, Hon. William B. Maclay of New York, Hon. William M. Treadway of Virginia, Hon. Alexander Ramsey of Pennsylvania, Hon. Henry Y. Cranston of Rhode Island, William C. Kittredge, Robert Pierpont, Julius Converse, and Albert G. Whittemore of Vermont, and Benjamin Balch, Esq. of Massachusetts; and

         WHEREAS, said charter has been amended by various acts passed by the General Assembly since that time, said amendments being made by acts approved October 26, 1849, October 30, 1850, November 12, 1852, October 27, 1858,
November 12, 1886, November 10, 1892, October 24, 1894, and November 23, 1900, and by various provisions of the General Laws of the State; and

         WHEREAS, the Corporation has converted from mutual to stock form pursuant to a Plan of Reorganization dated May 8, 1998, under which a mutual insurance holding company was formed to own at least a majority of the voting securities in the Corporation in accordance with Title 8, Chapter 101, Subchapter 3A of the Vermont Statutes Annotated; and

         WHEREAS, the Corporation is the surviving corporation following such reorganization; and

         WHEREAS, it is deemed to be for the general good of the State and of the Corporation that its charter be re-written and amended by this Amended and Restated Charter so that the powers, rights and obligations of the Corporation may be more clearly and definitely defined, and to that end the charter is hereby amended and restated to read as follows:


                            Article 1 - Organization

                  1.1 The name of this Corporation is National Life Insurance Company.

                  1.2 The Corporation is organized as a Vermont stock life insurance company pursuant to Title 8 of the Vermont Statutes Annotated and the Vermont Business Corporation Act.


                         Article 2 - Purpose and Powers

                  2.1 The Corporation shall have the purpose of engaging in any lawful business for an insurance company, including, without limitation, the following:
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         (a) To make insurance on single lives, joint lives, and survivorships and to make reversionary payments and all other contracts whatsoever appertaining to the business of life and health insurance;

         (b) To do any and all insurance and reinsurance:

                  1. On the lives of persons and every insurance appertaining thereto or connected therewith, including endowments and to grant, purchase or dispose of annuities;

                  2. Against bodily injury or death by accident or against disablement resulting from sickness and every insurance appertaining thereto;

                  3. Against loss or damage by the sickness, bodily injury or death by accident of any person and against loss or damage to the property of any person by accident for which loss or damage the insured is liable and all other contracts whatsoever appertaining to the business of life, health, and accident insurance.

         (c) To hold in trust or otherwise the proceeds of any life or accident insurance policy or annuity issued by it upon such terms and subject to such limitations as to revocation by the policyholder or purchaser of the annuity and control by the beneficiaries or annuitants and subject to such limitations of the rights of creditors of the beneficiaries or annuitants as shall have been agreed upon in writing by the Corporation and the policyholder or the purchaser of the annuity.

         The Corporation shall have and possess all the powers and authority necessary, proper, and convenient to fully accomplish said purposes with all the usual powers, privileges, obligations, and liabilities incident to similar corporations within the United States and the Corporation shall have authority to do any lawful act which is necessary or proper to accomplish its purposes.

         Without limiting the effect of the foregoing grant of authority it is hereby specially provided that the Corporation may have a corporate seal and alter the same at pleasure, may sue and be sued, may appoint agents, may make contracts, may borrow money, may acquire real and personal property by purchase, mortgage, gift, devise, bequest or by foreclosure of a mortgage thereon owned by or pledged to it, by purchase at sale under the provisions of such mortgage or upon judgment for debts due, by settlements effected to secure such debts or otherwise, and may maintain, manage, convey, lease, mortgage, pledge or dispose of such property. The Corporation may acquire and hold all real estate necessary or convenient for the purposes of its business in Vermont or elsewhere. The Corporation shall have power to establish branches of said company in any place or places out of the limits of the State if in the opinion of its directors its interests will be promoted thereby.


                              Article 3 - Duration

                  3.1 The Corporation shall have perpetual duration unless sooner dissolved as provided by law.


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                          Article 4 - Registered Office

                  4.1 The registered office of the Corporation in the State of Vermont is located at National Life Drive, in the City of Montpelier, County of Washington. The initial registered agent at such address is James K. McQueston.


                            Article 5 - Capital Stock

                  5.1 The Corporation shall have one class of capital stock. The total number of shares of capital stock that the Corporation shall have the authority to issue is 2.5 million shares of common stock, par value $1.00 per share ("Common Stock").

                  5.2 At all times 100% of the voting shares of Common Stock shall be owned, directly or indirectly, by NLV Financial Corporation, a Delaware corporation ("NLV Financial"). These voting shares of Common Stock shall be owned directly by NLV Financial except in the event that a second intermediate holding company is formed. The Corporation shall not issue any shares of Common Stock to any person other than NLV Financial if, as a result of such issuance, NLV Financial would cease owning, directly or indirectly, 100% of the voting shares of the Common Stock of the Corporation.

                  5.3 Subject to any applicable regulatory requirements, holders of the Common Stock shall be entitled to receive dividends and other distributions as declared by the Corporation's Board of Directors, including the net assets of the Corporation upon a dissolution.

                  5.4 Shareholders of the Corporation shall not have any pre-emptive or preferential rights to purchase shares of capital stock of the Corporation.


                         Article 6 - Board of Directors

                  6.1 The business and affairs of the Corporation shall be managed by the Board of Directors. All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Charter or by the Bylaws) shall be vested in and exercised by the Board of Directors.

                  6.2 The number of directors of the Corporation shall be not less than three and not more than ten. The number of directors constituting the initial Board of Directors shall be five, and thereafter shall be as established by the Board of Directors. The Board of Directors shall be divided into three classes which will be as nearly equal in number as possible. The terms for the classes of the initial Board of Directors shall expire in 2000, 2001, and 2002, respectively. At each succeeding annual meeting of Shareholders, respective successors shall be elected for three-year terms. Except for appointments to fill a vacancy which shall be made by the remaining directors as provided in the Bylaws, directors shall only be elected at annual meetings. Directors shall hold office until the annual meeting at which the term of their office expires and the election and qualification of his or her successor has taken place, or until his or her earlier death, resignation or removal. The

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Board of Directors shall include at least three "Independent Directors" as that term is defined in section 3(8) of regulation 97-5 issued by the Commissioner of Banking, Insurance, Securities and Health Care Administration of the State of Vermont, and in any modifications or amendments to that regulation.

                  6.3 Except as otherwise provided by Vermont law, directors shall not be personally liable for monetary damages for breach of fiduciary duty as a director, and the Corporation shall indemnify the directors for any such damages in accordance with Article 7 of this Charter. In addition, no director of the Corporation shall be liable to the Corporation or its Shareholders for monetary damages for any action taken, or any failure to take any action, solely as a director, based on a failure to discharge such director's duties in accordance with section 8.30 of Title 11A of the Vermont Statutes Annotated, except liability for: (a) the amount of a financial benefit received by the director to which the director is not entitled; (b) the intentional or reckless infliction of harm by the director on the Corporation or the Shareholders; (c) the director's violation of section 8.33 of Title 11A of the Vermont Statutes Annotated, or (d) an intentional or reckless criminal act by the director.

                  6.4 In voting on matters presented to the Board a director of the Corporation shall vote in accordance with what he or she reasonably believes to be in the best interests of the Corporation and shall consider the interests of the Corporation's Shareholders and, in addition, may in his or her discretion consider the following:

         (1) the interests of the policyholders of the Corporation and its subsidiaries;

         (2) the interests of the Corporation's employees, independent contractors, agents, suppliers, creditors and customers;

         (3)      the economy of the nation;

         (4)      community and societal interests; and

         (5) the long-term as well as the short-term interests of the Corporation and its Shareholders, including the possibility that these interests may be best served by continuing the existing ownership structure of the Corporation.

                  6.5 The Board of Directors of the Corporation may, in its discretion and subject to any applicable regulatory requirements, set apart out of the funds of the Corporation available for dividends to Shareholders a special reserve or reserves for the exclusive benefit of the Corporation's policyholders, or for other proper purposes.


                           Article 7 - Indemnification

                  7.1 The Corporation shall indemnify and hold harmless any officer, director, employee or agent of the Corporation to the fullest extent permitted under Title 11A, Chapter 8, Subchapter 5 of the Vermont Statutes Annotated, as the same may be amended from time to time. Any repeal or modification of this Article 7 or of Title 11A, Chapter 8, Subchapter 5 of the Vermont Statutes Annotated shall not adversely affect any right of indemnification of any officer, director or employee of the Corporation existing at any time prior to such repeal or modification. Provided, however, that the Corporation shall not

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be required to indemnify a person in connection with a proceeding initiated by such person, including a counterclaim or crossclaim, unless the proceeding was authorized by the Board of Directors.


                        Article 8 - Amendments to Charter

                  8.1 The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Charter, in the manner now or hereafter prescribed by statute, including any required review by and approval of the Commissioner of Banking, Insurance, Securities and Health Care Administration of the State of Vermont, and all rights conferred upon the Shareholders herein are granted subject to this reservation.


                                 * * * * * * * *

I, the undersigned incorporator, do hereby undertake to form an incorporated company under Title 8 of the Vermont Statutes Annotated and under the Vermont Business Corporation Act, and adopt the above Charter for such corporation.

Dated at National Life Drive, City of Montpelier, County of Washington, State of Vermont this 15th day of December, 1998.


                                            /s/ James K. McQueston

                                            James K. McQueston
                                            Incorporator









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